Exhibit 99.1

Legend International Holdings Announces the Closing of a US$105 Million Private Placement and Proposed Listing on American Stock Exchange

MELBOURNE, Australia--(BUSINESS WIRE)--Legend International Holdings, Inc (OTCBB:LGDI), with phosphate projects in Queensland, Australia, is pleased to announce that it has closed the US$105 million private placement transaction. The financing transaction was led by BMO Capital Markets and included 25 North American and international institutional investors.

Pursuant to the closing, the Company issued 42 million shares of common shares at a price of US$2.50 per share for gross proceeds of US$105 million. The private placement was increased by $5 million (2 million shares of common stock) from the details announced on May 22, 2008.

The Company has also issued 840,000 warrants to the agents which can be exercised at a price of US$2.50 per warrant, exercisable at any time up to June 3, 2010.

The proceeds of the financing will be used to advance the ongoing development of the Company’s phosphate projects in the Georgina Basin in the Mt Isa region of Queensland and working capital.

The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the 42 million shares of common shares and the shares to be issued on exercise of the warrants.

The Company also advises that it has made application to list its shares of common stock on the American Stock Exchange.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB:LGDI) is a mining and agriculture resource development company. The Company is principally focussed on developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company’s exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings Inc
Mr. Joseph Gutnick, +011 613 8532 2866
Chief Executive Officer
Fax: +011 613 8532 2805
josephg@axisc.com.au
or
New York Office
General Manager Business
Tel: 212-223-0018
Fax: 212-223-1169
legendinfo@axisc.com.au